UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 31, 2007

Hubbell Incorporated
__________________________________________
(Exact name of registrant as specified in its charter)

Connecticut	1-2958	06-0397030
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

584 Derby Milford Road, Orange, Connecticut		06477
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	203 799 4100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On October 31, 2007, Hubbell Incorporated ("Hubbell") entered into a credit agreement (the "Credit Agreement") with Hubbell Cayman Limited, Hubbell Investments Limited, JPMorgan Chase Bank, N.A. ("JPMCB"), as administrative agent for the Lenders (in such capacity, the "Administrative Agent"), Bank of America, N.A., Citibank, N.A., Wachovia Bank, National Association, The Bank of New York, Standard Chartered Bank, HSBC Bank USA, National Association, U.S. Bank National Association, The Northern Trust Company and Morgan Stanley Bank (each a "Lender" and, together with JPMCB, the "Lenders"), and each syndication agent party thereto.

The terms and provisions of the Credit Agreement are, with the exception of the amount, maturity date, provisions related to agreed currencies, interest rates and the addition of subsidiary borrowers, substantially identical to those of the agreement entered into on October 20, 2004 and as amended and restated on December 12, 2005 by and among Hubbell, as borrower, the lenders party thereto, and JPMCB, as administrative agent and as a lender. The new credit facility will be used for working capital, capital expenditures and other lawful corporate purposes.

The Credit Agreement provides for a 5 year credit facility of $250 million in revolving loans (the "Revolving Loans"). In addition to the Revolving Loans, Hubbell will have the option to request that the Lenders bid for loans (the "Competitive Loans"). The Lenders, in turn, will have the right, but not the obligation, to submit bids with respect to Competitive Loans requests made by
Hubbell.

Revolving Loans will bear interest at a fluctuating rate per annum equal to the higher of (a) the federal funds rate plus 0.5% and (b) JPMCB publicly announced prime rate. Alternatively, at Hubbell's option, Revolving Loans will bear interest at the Adjusted LIBO Rate, which is equal to the offered rate that appears on page 3750 of the Reuters BBA LIBO Rate (the "LIBO rate")
multiplied by the Statutory Reserve Rate (a fraction comprised of (x) one as the numerator and (y) one minus the aggregate of the maximum reserve percentages established by the Board of Governors of the Federal Reserve System, as the denominator) plus an applicable spread depending upon the ratings of the senior unsecured long term debt of Hubbell.

Competitive Loans will bear interest, as specified by the applicable Lender in its related competitive bid, either at the LIBO Rate plus (or minus, as applicable) a marginal rate of interest or at a fixed rate of interest per annum.

All Revolving Loans outstanding under the Credit Agreement will be due and payable on October 31, 2012. All Competitive Loans under the Credit Agreement will be due and payable on the last day of the interest period applicable to such loans.

The Credit Agreement includes customary affirmative and negative covenants, including information covenants, compliance with law, limitations on the creation of new indebtedness and on certain liens, restrictions on certain transactions with affiliates, and maintenance of minimum net worth. A default under the Credit Agreement may be triggered by events such as a failure to pay when due any principal on any loan under the Credit Agreement, failure to comply with certain covenants under the Credit Agreement, failure to make payments when due in respect of or a failure to perform obligations relating to debt obligations in excess of $50 million, or a change of control of Hubbell. A default under the Credit Agreement would permit the participating banks to restrict Hubbell's ability to further access the credit facility for loans and require the immediate repayment of any outstanding loans with interest.

A copy of the Credit Agreement is attached hereto as an Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

Credit Agreement, dated as of October 31, 2007, by and among Hubbell Incorporated, the Lenders party thereto from time to time and JPMorgan Chase Bank as Administrative Agent.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hubbell Incorporated

November 5, 2007	By:	/s/ Richard W. Davies

Name: Richard W. Davies
Title: Vice President, General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

99.1	Credit Agreement, dated as of October 31, 2007, by and among Hubbell Incorporated, the Lenders party thereto from time to time and JPMorgan Chase Bank as Administrative Agent